Exhibit 4.20

Addendum No.2

to Agreement No.5362 on the Opening of a Non-Revolving Line of Credit

dated 13 December 2010

City of Moscow	“05” August 2013

Open Joint-Stock Company Sberbank of Russia (Sberbank of Russia OJSC), hereinafter referred to as the “Lender”, represented by its Managing Director — Head of the Loan Management and Project Financing Office at the Department for Major Client Relations, Fedor Vladimirovich Sapronov, acting on the basis of the Articles of Incorporation and Power of Attorney No.881D dated 10 August, 2012, on the one hand, and Open Joint-Stock Company Mobile TeleSystems (Mobile TeleSystems OJSC), hereinafter referred to as the “Borrower”, represented by the Vice President for Finances and Investments at Mobile TeleSystems OJSC, Alexei Valerievich Kornya, acting on the basis of the unnumbered Power of Attorney dated 29.05.2013, entered in the register under No.3-446, on the other, hereinafter referred to jointly as the “Parties”, have concluded the present Addendum No.2 to Agreement No.5362 on the Opening of a Non-Revolving Line of Credit dated 13 December 2010, hereinafter referred to as the “Agreement”, as follows:

1. Clause 3.3.1 of the Agreement shall be rewritten to read as follows:

“3.3.1. Following the conclusion and presentation to the Lender of the respective agreements on the Lender’s right to engage in the direct debiting of funds from the Borrower’s accounts, as set forth in Appendix No.1 to the Agreement, without the respective order from the Borrower, towards the repayment of overdue debt.”

2. Clause 5.6 of the Agreement shall be rewritten to read as follows:

“5.6. Funds received towards the discharge of debt under the Agreement, including those directly debited from the Borrower’s accounts, as well as those transferred by third parties, shall be directed, regardless of the payment purpose (in due consideration of the provisos set forth in Clauses 5.7, 5.10, 5.11, 5.12 5.13 of the Agreement) indicated in the payment document, first and foremost towards the recoupment of court and other Lender costs incurred in debt recovery according to the following priority ranking:”

3. Clauses 7.1.5, 7.1.6 of the Agreement shall be rewritten to read as follows:

“7.1.5. In case of the occurrence of outstanding loan debts and/or interest debts and/or other payments stipulated by the Agreement, to the extent that funds are remitted, directly debit them from the Borrower’s account with the Lender and at other banks to accounts covered by agreements authorizing the Lender to directly debit funds in the currency of the obligation towards the direct repayment of outstanding payments and late charges.

The Lender informs the Borrower in writing of the fact of the direct debiting of funds from its accounts, without an order therefrom, towards the repayment of payments in arrears and late charges, in the manner prescribed by the Agreement.

7.1.6. In case of the unavailability of funds in the Borrower’s account with the Lender in the obligation currency for the repayment of outstanding debts under the Agreement, to the extent that funds are remitted, directly debit them from the Borrower’s accounts with the Lender and at other banks in a currency other than obligation currency, with subsequent conversion of the directly-debited funds at the rate and under the conditions set by the Lender and other banks for the execution of conversion transactions as of the date of transaction execution, with the funds received as a result of conversion deposited in the Borrower’s account with the Lender and at other banks in the obligation currency.

The Lender shall inform the Borrower in writing of the fact of the direct debiting of funds from its accounts, without an order from the Borrower, and their subsequent conversion, in the manner prescribed by the Agreement.”

4. The first paragraph and the first item of Clause 8.2.5 of the Agreement shall be rewritten to read as follows:

“8.2.5. Provide the Lender quarterly, not later than 15 (fifteen) business days from the date of the end of the calendar month following the reporting period (quarter, half-year, 9 (nine) months) and after the end of the reporting period — not later than 15 (fifteen) business days from the date of the end of the

(signed)	(signed)
Lender	Borrower

period established under applicable Russian Federation law for the submission of accounting reports to the tax authorities:

• accounting (financial) statements in the composition and according to the forms established by applicable Russian Federation law, with a remark on the method of sending the document to the respective subdivision of the RF Federal Tax Service, certified by the director and stamp of the Borrower, attached with an explanatory note (in the case of annual reports) and auditor’s statement (or its final part) (in cases where applicable Russian Federation law mandates the audit of accounting (financial) statements);”

5. Clause 8.2.9 of the Agreement shall be rewritten to read as follows:

“8.2.9. To conclude agreements on the right of the Lender to directly debit funds, without an order from the Borrower, for the repayment of outstanding debts from new accounts of the Borrower opened with the Lender within 5 (five) business days from the date of issue by the Lender of notification of the opening of the new account(s), and also at the request of the Lender from the accounts of the Borrower opened at other banks, as specified in Appendix No.1, in the form and within the timeframes set by the Lender. Notification of the Borrower on the abovementioned requirements is made in the manner stipulated by the Agreement.”

6. All remaining clauses and terms of the Agreement not amended by the present Addendum shall remain valid.

7. The present Addendum shall enter into force at the time of its signing by the Parties, and constitutes an integral part of the Agreement.

8. The present Addendum has been compiled in 2 (two) original counterparts, each with equal legal force, one kept with the Lender and the other with the Borrower.

Location and Bank Details of the Parties

The Lender:

Location and mailing address: 19 Ulitsa Vavilova, Moscow, 117997, Russian Federation.

TIN: 7707083893, OGRN: 1027700132195, KPP: 775001001, OKPO: 00032537

For transfers in Russian rubles: Account at Sberbank of Russia OJSC No. 30301810500001000014,

correspondent account No. 30101810400000000225 at OPERU of the Moscow Main Territorial Department of the Bank of Russia, BIC 044525225.

For transfers in United States dollars:

Account No. 30301840800001000014, Sberbank, Moscow, SWIFT SABRRUMM, (HEAD OFFICE — ALL OFFICES in RUSSIA). BANK OF NEW YORK MELLON NEW YORK, NY, SWIFT IRVT US 3N

Phone: (495) 747-37-77. Fax: (495) 957-57-61

The Borrower:

Location and mailing address: 4 Ulitsa Marksistskaya, Moscow, 109147, Russian Federation.

INN 7740000076, KPP 1027700149124, OGRN 770901001, OKPO 52686811.

Settlement account in the currency of the Russian Federation No. 40702810100020008293 at OPERU of Sberbank of Russia OJSC.

Foreign currency account No. 40702840400020008293 at the OPERU of Sberbank of Russia OJSC.

Phone: (495) 223-21-64, Fax: (495) 223-21-64.

Signatures of the Parties

Lender Managing Director — Head of the Loan Management and Project Financing Office at the Department for Major Client Relations, Sberbank of Russia OJSC	Borrower Vice President for Finances and Investments, MobileTeleSystems OJSC
(signed)	(signed)
F.V. Sapronov	A.V. Kornya

Addendum No.2 dated                   2013

to Agreement No.5362 on the Opening of a Non-Revolving Line of Credit dated 13 December 2010

(signed)                 (signed)                 (signed)                 (signed)